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                                                                    EXHIBIT 12.1

                     The Coca-Cola Company and Subsidiaries
               Computation of Ratios of Earnings to Fixed Charges
                          (IN MILLIONS EXCEPT RATIOS)

                                                              YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------
                                                       2001     2000     1999     1998     1997
                                                    --------------------------------------------
Earnings:
  Income from continuing operations before income
     taxes and changes in accounting principles...  $ 5,670  $ 3,399  $ 3,819  $ 5,198  $ 6,055
  Fixed charges...................................      327      489      386      320      300
  Less: Capitalized interest, net.................       (8)     (11)     (18)     (17)     (17)
        Equity income or loss, net of
          dividends...............................      (54)     380      292       31     (108)
                                                    --------------------------------------------
  Adjusted earnings...............................  $ 5,935  $ 4,257  $ 4,479  $ 5,532  $ 6,230
                                                    ============================================
Fixed charges:
  Gross interest incurred.........................  $   297  $   458  $   355  $   294  $   275
  Interest portion of rent expense................       30       31       31       26       25
                                                    --------------------------------------------
  Total fixed charges.............................  $   327  $   489  $   386  $   320  $   300
                                                    ============================================
  Ratios of earnings to fixed charges.............     18.1      8.7     11.6     17.3     20.8
                                                    ============================================

         The Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $436 million, of which $10 million related to the Company's equity investee bottlers. Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.